Exhibit 99.1

INFORMATION
FOR IMMEDIATE RELEASE
Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105
For Further Information Call
John Hastings
314-863-1100

FURNITURE BRANDS INTERNATIONAL REPORTS
FIRST QUARTER 2009 FINANCIAL RESULTS
•	Sales from continuing operations totaled $357 million, down 25% from prior year due to continued weak consumer market conditions.

•	Reported net loss from continuing operations of $4.2 million

•	Net debt of $97 million at March 31, 2009 and approximately $68 million at May 6, 2009, which is the lowest net debt level in more than 20 years
St. Louis, Missouri, May 6, 2009 — Furniture Brands International (NYSE: FBN) announced today its financial results for the first quarter ended March 31, 2009.
Net sales from continuing operations for the 2009 first quarter were $356.9 million, compared with $477.2 million in the first quarter of 2008. Results from continuing operations were a loss of $0.09 per diluted share in the 2009 quarter compared to net income of $0.08 per diluted share for the first quarter of 2008. A table detailing selected items in the company’s reported first quarter 2009 and 2008 financial results is attached to this press release.
Ralph P. Scozzafava, Chairman of the Board and Chief Executive Officer, commented: “The commercial interventions that are the building blocks of our strategic plan have helped Furniture Brands moderate the effects of the severe downturn in consumer spending. Furniture Brands is leveraging our brand portfolio and diverse channel strategy by gaining new placements in our traditional retail customers as well as in adjacent markets such as international and contract. Since early 2008 we have been exercising increased discipline in our selling processes, in cost controls, and in managing our capital base. The results of that discipline are evident as we are continuing to reduce inventories, generate cash flow and manage one of the strongest balance sheets in the industry.”
Gross margin for the 2009 quarter was 22.5% compared to 23.3% in the first quarter of 2008. Selling, general, and administrative costs for the 2009 quarter totaled $83.2 million, which has improved from the $102.0 million of selling, general, and administrative costs in the 2008 first quarter. The decline in operating profit from $9.0 million in the first quarter of 2008 to an operating loss of $2.9 million in the first quarter of 2009 resulted primarily from the deleveraging effect of the 25% reduction in net sales.

“Our more streamlined cost structure reflects the aggressive actions taken in 2008 to reduce manufacturing overhead and scale down administrative expenses with our new shared services organization. These activities will enable the company to be even more efficient in the future as we continue to make improvements and maintain a strong cash position,” Mr. Scozzafava said.
At March 31, 2009 the company reported cash and cash equivalents of $48 million and debt of $145 million resulting in net debt of $97 million. During April, the company received income tax refunds of approximately $27 million, and at May 6, 2009, the company held cash and cash equivalents of approximately $75 million and debt of $143 million, resulting in a net debt position of approximately $68 million. The company expects to generate positive cash flow for the year, exclusive of changes in debt balances and without the impact of tax refunds.
Mr. Scozzafava concluded, “Furniture Brands is now better positioned to deliver outstanding value to our retail partners in this current economic environment. For example, most of the new products introduced by Lane and Broyhill at the recent High Point Market had been tested with consumers to help ensure better consumer acceptance and sales performance at retail. We are also continuing to make significant marketing investments that will help drive traffic to our dealers and educate consumers about the advantages of our brands. These programs include:
•	New, more powerful websites that provide lifestyle-driven product groupings and utilize state-of-the-art dealer locator functionality and room planning software to provide a better on-line shopping experience,

•	The launch of The Thomasville Promise, the furniture industry’s first program to help protect consumers against the effects of an unexpected job loss. This program will support our stores and enable us to give our retail customers another good reason to decorate their homes with beautifully designed and well-crafted Thomasville furniture, and

•	Broyhill’s new product warranty program is among the best in the industry and illustrates the commitment to quality of the Broyhill brand and builds consumer confidence at retail.
“We believe that these new programs will deliver the same benefits to our dealers as the Lane Family Home Entertainment Tour, which was recently named the nation’s #1 mobile marketing campaign by Event Marketer magazine. The Lane tour has generated strong consumer traffic at every one of its stops and dealer support for this innovative program has been tremendous. All of these programs illustrate Furniture Brands’ commitment to being the preferred partner of our dealers and the consumer’s preferred family of brands.”
Upcoming Investor Event
A conference call will be held to discuss first quarter results at 7:30 a.m. (Central Time) on May 7, 2009. The call can be accessed in Upcoming Investor Events on the company’s website at furniturebrands.com under “Investor Info’’. Access to the call and the release will be archived for one year.

About Furniture Brands
Furniture Brands International (NYSE: FBN) is a global operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.
Non-GAAP Reconciliation
We have reconciled the non-GAAP measures included in our earnings press release in accordance with Regulation G.
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words ``will,’’ ``believe,’’ ``positioned,’’ ``estimate,’’ ``project,’’ ``target,’’ “continue,’’ ``intend,’’ ``expect,’’ ``future,’’ ``anticipates,’’ and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2008, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(Unaudited)

	Quarter Ended
	March 31,	March 31,
	2009	2008
Net sales	$356,871	$477,200
Cost of sales	276,530	366,181

Gross profit	80,341	111,019
Selling, general & administrative expenses	83,214	101,981

Operating earnings (loss)	(2,873)	9,038
Interest expense	1,788	4,143
Other income, net	926	2,236

Earnings (loss) from continuing operations before income tax expense	(3,735)	7,131
Income tax expense	441	3,383

Net earnings (loss) from continuing operations	(4,176)	3,748
Net earnings from discontinued operations	—	29,868

Net earnings (loss)	$(4,176)	$33,616

Earnings per common share — Basic and Diluted:
Earnings (loss) from continuing operations	$(0.09)	$0.08
Earnings from discontinued operations	$—	$0.62
Net earnings (loss)	$(0.09)	$0.69

Weighted average common shares outstanding — Basic and Diluted	48,766	48,560
Selected Items Included in Condensed Consolidated Statement of Operations
The following items are included in our Condensed Statements of Operations for the periods indicated and are the result of our strategic initiatives and other matters.

	Quarter Ended
	March 31,	March 31,
	2009	2008
	(in thousands)
Selected items (increasing)/decreasing earnings before income tax expense:
Factory downtime costs	$2,286	$2,299
Severance charges	418	—

Total cost of sales	$2,704	$2,299

Closed store expense	$1,395	$2,207
Gain on sale of assets	—	(1,243)
Proxy advisory fees	—	587

Total selling, general and administrative expenses	$1,395	$1,551

Valuation allowance — tax assets (included in income tax expense)	$1,103	$—

FURNITURE BRANDS INTERNATIONAL
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31,	December 31,
	2008	2008
ASSETS

Current assets:
Cash and cash equivalents	$48,108	$106,580
Receivables, less allowances of $33,357 ($34,372 at December 31, 2008)	170,385	178,590
Income tax refund receivable	28,805	38,090
Inventories	323,436	350,026
Prepaid expenses and other current assets	14,503	12,592

Total current assets	585,237	685,878

Property, plant and equipment, net	150,313	150,864
Trade names	127,132	127,300
Other assets	35,012	35,476

	$897,694	$999,518

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$2,000	$30,000
Accounts payable	73,952	85,206
Accrued expenses and other current liabilities	77,681	112,296

Total current liabilities	153,633	227,502

Long-term debt	143,000	160,000
Deferred income taxes	27,925	27,917
Pension liability	135,284	137,199
Other long-term liabilities	74,035	80,406

Shareholders’ equity	363,817	366,494

	$897,694	$999,518

FURNITURE BRANDS INTERNATIONAL
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(Unaudited)

	Quarter Ended
	March 31,	March 31,
	2009	2008
Cash flows from operating activities:
Net earnings (loss)	$(4,176)	$33,616
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation	5,291	6,662
Compensation expense related to stock option grants and restricted stock awards	1,103	767
Provision (benefit) for deferred income taxes	40	893
Gain on sale of discontinued operations	—	(48,059)
Other, net	(614)	(1,406)
Changes in operating assets and liabilities:
Accounts receivable	7,411	12,732
Income tax refund receivable	9,285	—
Inventories	27,439	13,663
Prepaid expenses and other assets	(2,191)	1,114
Accounts payable and other accrued expenses	(46,046)	42,895
Other long-term liabilities	(6,807)	(12,534)

Net cash provided by (used in) operating activities	(9,265)	50,343

Cash flows from investing activities:
Acquisition of stores, net of cash acquired	—	(8,741)
Proceeds from the sale of business, net of cash sold	—	73,309
Proceeds from the disposal of assets	51	3,261
Additions to property, plant and equipment	(4,248)	(2,150)

Net cash provided by (used in) investing activities	(4,197)	65,679

Cash flows from financing activities:
Payments of long-term debt	(45,000)	(65,000)
Restricted cash used for the payment of long-term debt	—	20,000
Payments of cash dividends	—	(1,940)
Other	(10)	(8)

Net cash used in financing activities	(45,010)	(46,948)

Net increase (decrease) in cash and cash equivalents	(58,472)	69,074
Cash and cash equivalents at beginning of period	106,580	118,764

Cash and cash equivalents at end of period	$48,108	$187,838

Supplemental disclosure:
Cash payments (refunds) for income taxes, net	$(9,380)	$419

Cash payments for interest expense	$2,329	$5,647